Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-78295, 333-48154, 333-48156, 333-65130, 333-83818, 333-99385, and 333-113738 on Form S-8 of our report on the consolidated financial statements of BUCA Inc. and subsidiaries dated March 24, 2006, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the 2004 and 2003 consolidated financial statements as discussed in Note 2 to the consolidated financial statements and the adoption of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143, effective December 25, 2005) and our report on internal control over financial reporting dated March 24, 2006 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of BUCA, Inc. and subsidiaries for the fiscal year ended December 25, 2005.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

March 24, 2006